As filed with the Securities and Exchange Commission on October 8, 2013

Registration No. 333-188347

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-188347

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOURCEFIRE, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2289365
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

9770 Patuxent Woods Drive

Columbia, Maryland 21046

(410) 290-1616

(Address of principal executive offices)

Sourcefire, Inc. 2007 Stock Incentive Plan

(Full title of the Plan(s))

Douglas McNitt

Vice President and Assistant Secretary

Sourcefire, Inc.

9770 Patuxent Woods Drive

Columbia, Maryland 21046

(410) 290-1616

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Thomas J. Knox, Esq.

Lawrence R. Bard, Esq.

Morrison & Foerster LLP

1650 Tysons Blvd., Suite 400

McLean, Virginia 22102

(703) 760-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Sourcefire, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to the following registration statement on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and any other securities issuable by the company pursuant to the Registration Statement:

•	Registration Statement on Form S-8, File No. 333-188347, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 3, 2013, pertaining to the registration of 1,213,855 shares of Common Stock for issuance under the Sourcefire, Inc. 2007 Stock Incentive Plan.

Effective on October 7, 2013, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 22, 2013, by and among the Company, Cisco Systems, Inc., a California corporation (“Parent”), and Shasta Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), the Merger Sub merged with and into the Company, with the Company surviving the merger as an indirect wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister all of such securities of the Company registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, State of Maryland on October 8, 2013.

Sourcefire, Inc.

October 8, 2013	By:	/s/ Douglas McNitt
	Name:	Douglas McNitt
	Title:	Vice President and Assistant Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.